                                                                   EXHIBIT 99(h)

                         EXPENSE LIMITATION AGREEMENT

     This EXPENSE LIMITATION AGREEMENT is made as of the 30th day of April, 2001 by and between BT PYRAMID MUTUAL FUNDS, a Massachusetts Business trust (the "Trust"), CASH MANAGEMENT PORTFOLIO, EQUITY 500 INDEX PORTFOLIO, ASSET MANAGEMENT PORTFOLIO and BT INVESTMENT PORTFOLIOS, each a New York trust (each a "Portfolio Trust" and, collectively, the "Portfolio Trusts"), DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Adviser"), and BANKERS TRUST COMPANY, a New York corporation (the "Administrator"), with respect to the following:

     WHEREAS, the Adviser serves as the Portfolio Trusts' Investment Adviser pursuant to Investment Advisory Agreements dated April 30, 2001, the Administrator serves as the Trust's Administrator pursuant to an Administration and Services Agreement dated October 28, 1992, and the Administrator serves as the Administrator to Cash Management Portfolio, Equity 500 Index Portfolio, Asset Management Portfolio and BT Investment Portfolios pursuant to Administration and Services Agreements dated April 29, 1992, April 8, 1992, April 8, 1992 and April 28, 1993, respectively (collectively, the "Agreements").

     NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. The Adviser and Administrator agree to waive their fees and/ or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the Trust's series or classes set forth on Exhibit A, as may be amended from time to time, (each a "Fund") do not exceed the percentage of average daily net assets set forth on Exhibit A for the 16 month period from such Fund's fiscal year end. For the purposes of this Agreement, ordinary operating expenses for a Fund generally consist of all costs not specifically borne by the Adviser, Administrator or a Fund's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations.

     2. This Agreement shall be effective as to each Fund as of the date the Fund commences operations after this Agreement shall have been approved by the Board of Trustees of the Trust with respect to that Fund and, unless sooner terminated as provided herein, shall continue in effect as to such Fund for successive 16 month periods from such Fund's fiscal year end, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust. Upon the termination of any of the Agreements, this Agreement shall automatically terminate with respect to the affected Fund.

     3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


                                  BT PYRAMID MUTUAL FUNDS
                                  CASH MANAGEMENT PORTFOLIO
                                  EQUITY 500 INDEX PORTFOLIO
                                  ASSET MANAGEMENT PORTFOLIO
                                  BT INVESTMENT PORTFOLIOS


Attest: /s/ Amy M. Olmert         By:  /s/ Daniel O. Hirsch
     Name:  Amy M. Olmert         Name:   Daniel O. Hirsch
                                  Title:    Secretary


                                  DEUTSCHE ASSET MANAGEMENT, INC.

Attest:  /s/ Amy M. Olmert        By:  /s/ Richard T. Hale
     Name:  Amy M. Olmert         Name:   Richard T. Hale
                                  Title:  Vice President


                                  BANKERS TRUST COMPANY

Attest:  /s/ Amy M. Olmert        By:  /s/ Ross C. Youngman
     Name:  Amy M. Olmert         Name:   Ross C. Youngman
                                  Title:  Managing Director

                                   Exhibit A

                                                                     Ordinary Fund Operating Expenses
                                                                  (as a percentage of average daily net
Fund                                                                             assets)
Money Market Fund Investment                                                      0.35%
Equity 500 Index Fund Investment                                                  0.25%
Asset Management Fund - Premier Class                                             0.60%
PreservationPlus Fund - Institutional Class                                       0.40%
PreservationPlus Fund - Institutional Service Class                               0.55%
PreservationPlus Fund - Investment Class                                          0.65%